Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	July 23, 2019
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Election of Two New Directors

GLENDALE, California–PS Business Parks, Inc. (NYSE:PSB) today announced that its Board of Directors elected Stephen W. Wilson and Kristy M. Pipes to the Board. Mr. Wilson’s election is effective July 22, 2019, and Ms. Pipes’s election is effective July 23, 2019.

Mr. Wilson, 63, retired, was Executive Vice President—Development of AvalonBay Communities, Inc. (NYSE:AVB), a real estate investment trust that develops, redevelops, acquires, and manages multifamily communities in the United States. Mr. Wilson held various senior leadership positions and was responsible for development activities on the West Coast and Mid-Atlantic at AvalonBay. Prior to joining AvalonBay in 1988, Mr. Wilson was Senior Vice President and Chief Operating Officer of SU Development, Inc. and Senior Vice President of Continental Pacific, Inc., with responsibilities in development, debt and equity financing, property management, and institutional sales.

Mr. Wilson received a Bachelor of Arts in Business Administration (Accounting) from Washington State University.

He is a member of ULI, former chair of the ULI Transit Oriented Development Council, a member of The American Institute of Certified Public Accountants, is on the Board of Directors of the Housing Industry Foundation, and sits on the U.C. Berkeley Fisher Center Policy Advisory Board.

Ms. Pipes, 60, retired, was Managing Director and Chief Financial Officer of Deloitte Consulting, a management consultancy firm, where she managed the finance function, with operations in the United States, India, Germany, and Mexico. Ms. Pipes held various leadership positions, including serving on the firm’s Management Committee and Consulting Operations Committee. Prior to joining Deloitte in 1999, Ms. Pipes was Vice President and Manager, Finance Division, at Transamerica Life Companies and Senior Vice President and Chief of Staff for the President and Chief Executive Officer (among other senior management positions) at First Interstate Bank of California.

Ms. Pipes received a Bachelor of Arts in Business Economics and a Masters in Business Administration from the University of California, Los Angeles.

“We are pleased to welcome Steve Wilson and Kristy Pipes to the PS Business Parks Board of Directors,” said Maria R. Hawthorne, President and Chief Executive Officer of PS Business Parks. “With Steve’s deep experience in real estate development, finance, and accounting, and Kristy’s financial analysis and operational expertise, they will both bring valuable perspective to our Board. I look forward to their expert advice and counsel as members of our Board of Directors.”

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a REIT that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. As of June 30, 2019, the Company wholly owned 28.3 million rentable square feet with approximately 5,100 commercial customers in six states and held a 95.0% interest in a 395-unit apartment complex. Additional information about PS Business Parks, Inc., is available on the Company’s website, which can be found at psbusinessparks.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of applicable securities laws, including statements regarding PSB’s election of its new directors. Words such as “expects,” “anticipates,” “will,” and “intends” or similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this news release represent PSB’s expectations as of the date of this news release, or as of the date they are otherwise stated to be made, and subsequent events may cause these expectations to change. The Company undertakes no obligation publicly to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required by law.

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